Exhibit 99

News Release

Date: April 19, 2004	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Mid-State Bancshares Reports Earnings Increase for First Quarter 2004

ARROYO GRANDE, CA – Mid-State Bancshares (the Company), the holding company for Mid-State Bank & Trust (the Bank), reported net income of $7.7 million for the first three months of 2004, a 3.0% increase over comparable 2003 earnings of $7.4 million.  Diluted earnings per share were up 6.7% to $0.32 in the 2004 quarter compared to $0.30 in the year-ago period.

“I am especially pleased to report that net loans of the Company reached $1.224 billion at the end of March, which is a $146 million, or 13.5%, increase from one year earlier and an $84.9 million increase from year-end,” said James W. Lokey, president and chief executive officer.  “Approximately $44.1 million of the increase in the first quarter came through the purchase of local, high-grade adjustable rate mortgages with the balance of the increase being generated internally.  We believe that the strengthening economy and growing loan portfolio will result in an improved net interest income for Mid-State in 2004, thus reversing the effects of declining interest rates and negative loan growth experienced in 2002 and the first several months of 2003,” said Lokey.

“Our increase in earnings was achieved in spite of the fact that profits associated with the mortgage banking activity of the Company declined as anticipated in the first quarter of 2004,” said James G. Stathos, executive vice president and chief financial officer.  The net gain on sale from mortgage loans held for sale was $0.1 million in the first quarter of 2004, down from $0.4 million in the fourth quarter of 2003 and $1.0 million in the first quarter of 2003.  “At this point in time, we continue to expect that the net gain on sale to be realized in 2004 will be significantly lower than that achieved in 2003,” said Stathos.

Two non-recurring items helped to offset the decline in the net gain on sale from mortgage loans.  The first of these was a pre-tax securities gain of $373,000 recognized in the first quarter of 2004 compared to less than $2,000 in the comparable 2003 period.  The majority of this gain was due to accepting a tender offer for a $1.0 million block of corporate bonds held by the Bank which resulted in a $352,000 gain.  The second non-recurring gain occurred in March when the Company received a payment totaling approximately $915,000 related to a loan previously charged off.  While $616,000 represented a recovery to the Allowance for Loan Losses, the remaining $299,000 represented the pre-tax recovery of expenses incurred and prior period’s interest earned.

Service charge income increased by approximately $300,000 in the first quarter compared to one year earlier, largely as a result of the implementation of a new decision plan module for handling non-sufficient fund and overdraft accounts.  Increases in service charge income are expected to continue to accrue to the Bank in 2004 as a result of the implementation of this system.

Total assets of the Company increased 12.2% to $2.219 billion at quarter-end, up from $1.978 billion one year earlier.  Approximately $105 million of the $241 million reported increase is the result of the successful integration of Ojai Valley Bank into the Company on October 31, 2003.  Deposits increased 12.6% to $1.917 billion at quarter-end, up from $1.702 billion one year earlier, with $79 million of the growth attributable to the merger.  The Bank continues to be very successful attracting core deposits, while remaining competitive in retaining time deposits.  Time deposits increased modestly to $404.9 million from $400.6 million one year earlier.  All other categories of demand, NOW, money market and savings increased to $1.512 billion from $1.302 billion at March 31, 2003.  The loan portfolio reached $1.224 billion at March 31, 2004, compared to $1.078 billion one year earlier.  Approximately $30 million of this growth can be traced to the Ojai Valley Bank merger.

The Company experienced an increase in pre-tax non interest expense of just under $1.4 million in the three months ended March 31, 2004 compared to the same period one year earlier.  Salaries and benefits for the employees that joined the Bank as part of the merger with Ojai Valley Bank accounted for approximately $223,000 of this increase.  In its ongoing efforts to retain, attract and hire qualified employees, the Company expects that current year incentive compensation will approximate the prior year amount.   Therefore, it has increased its accrual for incentive compensation by $300,000 in the first quarter of 2004 compared to the 2003 like period.  All other salaries and benefits, including the cost of health care coverage, increased by $545,000 in 2004 from the comparable 2003 period.  Increases in occupancy expense accounted for the balance of the increase.

At the start of 2004, there were 872 shares of the Company’s common stock remaining for repurchase under the Board of Directors’ May 2002 stock repurchase program authorization.  862 shares were repurchased in the first quarter of 2004 at an average price of $26.52 per share compared to 232,590 shares repurchased in the first three months of 2003 at an average price of $17.04 per share.  At its regular Board meeting of January 21, 2004, the Board authorized the purchase of up to 1,178,352 additional shares.  The new authorization does not have an expiration date.

In other matters concerning capital, the Board of Directors increased its first quarter 2004 dividend to $0.14 per share, representing a 27% increase over the $0.11 declared in the same period one year ago.  It also represents an increase from the $0.13 declared in each of the last three quarters of 2003.

Non-performing asset levels totaled $15.6 million compared to $16.8 million one year earlier.  The level of non-performing assets as a percent of total assets was 0.7% compared to 0.8% one year ago.  Non-performing assets are centered primarily in two lending relationships secured by real estate (total $13.3 million).  Management has established specific reserves that would offset potential losses, if any, arising from less than full recovery of the loans from the supporting collateral.  One property has now been foreclosed upon, and is accounted for on the Consolidated Statement of Financial Position under “Other Real Estate Owned” (total $3.3 million).  The ratio of the Company’s allowances for losses to non-performing loans was 151% compared to 115% one year earlier.  Management expects a large reduction in its non-performing asset levels to occur, most likely in the second quarter of 2004, as it completes the resolution of one of its problem lending relationships.

Mid-State Bancshares is a $2.2 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 41 offices serving more than 100,000 households.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Bank’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Bank’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Bank’s beliefs and expectations concerning future operating results. Although the Bank believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Bank or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Bank undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Please See Pertinent Financial Data Attached.

###

Consolidated Financial Data  -  Mid-State Bancshares

(Unaudited)	Year-to-Date
(In thousands)	Mar. 31, 2004	Mar. 31, 2003

Interest Income (not taxable equivalent)	$26,237	$25,865
Interest Expense	2,076	2,834
Net Interest Income	24,161	23,031
Provision for Loan Losses	—	110
Net Interest Income after provision for loan losses	24,161	22,921
Non-interest income	7,000	6,914
Non-interest expense	19,694	18,375
Income before income taxes	11,467	11,460
Provision for income taxes	3,802	4,017
Net Income	$7,665	$7,443

	Year-to-Date
(In thousands, except per share data)	Mar. 31, 2004	Mar. 31, 2003
Per share:
Net Income - basic	$0.33	$0.32
Net Income - diluted	$0.32	$0.30
Weighted average shares used in Basic E.P.S. calculation	23,570	23,598
Weighted average shares used in Diluted E.P.S. calculation	24,045	24,638
Cash dividends	$0.14	$0.11
Book value at period-end	$11.80	$10.89
Tangible book value at period end	$9.40	$9.16
Ending Shares	23,586	23,488

Financial Ratios
Return on assets	1.40%	1.55%
Return on tangible assets	1.44%	1.58%
Return on equity	11.09%	11.84%
Return on tangible equity	13.93%	14.10%
Net interest margin (not taxable equivalent)	4.88%	5.29%
Net interest margin (taxable equivalent yield)	5.30%	5.69%
Net loan (recoveries) losses to avg. loans	(0.04)%	(0.03)%
Efficiency ratio	63.2%	61.4%

Period Averages
Total Assets	$2,199,365	$1,947,332
Total Tangible Assets	2,142,613	1,906,534
Total Loans (includes loans held for sale)	1,189,945	1,115,920
Total Earning Assets	1,993,070	1,764,490
Total Deposits	1,899,475	1,672,208
Common Equity	278,047	254,950
Common Tangible Equity	221,295	214,152

Balance Sheet - At Period-End
Cash and due from banks	$123,672	$113,257
Investments and Fed Funds Sold	749,708	669,990
Loans held for sale	10,712	26,794
Loans, net of deferred fees, before allowance for loan losses	1,240,325	1,095,355
Allowance for Loan Losses	(16,584)	(17,576)
Goodwill and other intangibles	56,603	40,682
Other assets	54,231	49,379
Total Assets	$2,218,667	$1,977,881

Non-interest bearing deposits	$480,652	$397,622
Interest bearing deposits	1,435,908	1,304,525
Other borrowings	4,886	2,382
Allowance for losses - unfunded commitments	1,867	1,811
Other liabilities	17,072	15,777
Shareholders’ equity	278,282	255,764
Total Liabilities and Shareholders’ equity	$2,218,667	$1,977,881

Asset Quality & Capital - At Period-End
Non-accrual loans	$12,220	$16,799
Loans past due 90 days or more	—	—
Other real estate owned	3,428	—
Total non performing assets	$15,648	$16,799

Allowance for losses to loans, gross (1)	1.5%	1.8%
Non-accrual loans to total loans, gross	1.0%	1.5%
Non performing assets to total assets	0.7%	0.8%
Allowance for losses to non performing loans (1)	151.0%	115.4%

Equity to average assets (leverage ratio)	9.7%	10.6%
Tier One capital to risk-adjusted assets	13.6%	14.6%
Total capital to risk-adjusted assets	14.8%	15.9%

(1) Includes allowance for loan losses and allowance for losses - unfunded commitments

Consolidated Financial Data  -  Mid-State Bancshares

(Unaudited)	Quarter Ended
(In thousands)	Mar. 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003

Interest Income (not taxable equivalent)	$26,237	$26,525	$26,643	$26,207	$25,865
Interest Expense	2,076	2,140	2,157	2,568	2,834
Net Interest Income	24,161	24,385	24,486	23,639	23,031
(Benefit)/Provision for Loan Losses	—	(1,229)	—	150	110
Net Interest Income after provision for loan losses	24,161	25,614	24,486	23,489	22,921
Non-interest income	6,999	6,823	7,838	7,484	6,914
Non-interest expense	19,693	19,701	18,589	18,026	18,375
Income before income taxes	11,467	12,736	13,735	12,947	11,460
Provision for income taxes	3,802	4,350	4,760	4,587	4,017
Net Income	$7,665	$8,386	$8,975	$8,360	$7,443

	Quarter Ended
(In thousands, except per share data)	Mar. 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003
Per share:
Net Income - basic	$0.33	$0.36	$0.39	$0.36	$0.32
Net Income - diluted	$0.32	$0.35	$0.37	$0.34	$0.30
Weighted average shares used in Basic E.P.S. calculation	23,570	23,447	23,287	23,442	23,598
Weighted average shares used in Diluted E.P.S. calculation	24,045	23,921	24,350	24,477	24,638
Cash dividends	$0.14	$0.13	$0.13	$0.13	$0.11
Book value at period-end	$11.80	$11.56	$11.25	$11.22	$10.89
Tangible book value at period end	$9.40	$9.15	$9.43	$9.41	$9.16
Ending Shares	23,586	23,567	23,191	23,384	23,488

Financial Ratios
Return on assets	1.40%	1.53%	1.72%	1.68%	1.55%
Return on tangible assets	1.44%	1.57%	1.76%	1.72%	1.58%
Return on equity	11.09%	12.50%	13.61%	12.82%	11.84%
Return on tangible equity	13.93%	15.45%	16.08%	15.17%	14.10%
Net interest margin (not taxable equivalent)	4.88%	4.91%	5.14%	5.26%	5.29%
Net interest margin (taxable equivalent yield)	5.30%	5.31%	5.53%	5.67%	5.69%
Net loan (recoveries) losses to avg. loans	(0.04)%	(0.01)%	0.38%	(0.08)%	(0.03)%
Efficiency ratio	63.2%	63.1%	57.5%	57.9%	61.4%

Period Averages
Total Assets	$2,199,365	$2,171,206	$2,069,078	$1,990,671	$1,947,332
Total Tangible Assets	2,142,613	2,118,330	2,024,032	1,950,141	1,906,534
Total Loans (includes loans held for sale)	1,189,945	1,138,603	1,140,493	1,132,369	1,115,920
Total Earning Assets	1,993,070	1,971,706	1,889,499	1,801,275	1,764,490
Total Deposits	1,899,475	1,878,835	1,787,933	1,711,342	1,672,208
Common Equity	278,047	266,132	261,692	261,509	254,950
Common Tangible Equity	221,295	215,316	221,430	220,980	214,152

Balance Sheet - At Period-End
Cash and due from banks	$123,672	$123,763	$109,469	$124,176	$113,257
Investments and Fed Funds Sold	749,708	822,179	767,741	680,320	669,990
Loans held for sale	10,712	13,410	42,075	49,875	26,794
Loans, net of deferred fees, before allowance for loan losses	1,240,325	1,154,932	1,091,113	1,102,210	1,095,355
Allowance for Loan Losses	(16,584)	(16,063)	(16,871)	(17,963)	(17,576)
Goodwill and other intangibles (excl OMSR’s)	56,603	56,947	40,146	40,413	40,682
Other assets (incl OMSR’s)	54,231	53,664	52,476	45,223	49,379
Total Assets	$2,218,667	$2,208,832	$2,086,149	$2,024,254	$1,977,881

Non-interest bearing deposits	$480,652	$487,624	436,565	$422,732	$397,622
Interest bearing deposits	1,435,908	1,424,807	1,358,227	1,317,402	1,304,525
Other borrowings	4,886	7,627	7,907	6,354	2,382
Allowance for losses - unfunded commitments	1,867	1,941	1,862	1,812	1,811
Other liabilities	17,072	14,279	20,767	13,594	15,777
Shareholders’ equity	278,282	272,554	260,821	262,360	255,764
Total Liabilities and Shareholders’ equity	$2,218,667	$2,208,832	$2,086,149	$2,024,254	$1,977,881

Asset Quality & Capital - At Period-End
Non-accrual loans	$12,220	$12,312	$12,562	$16,436	$16,799
Loans past due 90 days or more	—	—	—	1	—
Other real estate owned	3,428	3,428	3,279	—	—
Total non performing assets	$15,648	$15,740	$15,841	$16,437	$16,799

Allowance for losses to loans, gross (1)	1.5%	1.6%	1.7%	1.8%	1.8%
Non-accrual loans to total loans, gross	1.0%	1.1%	1.2%	1.5%	1.5%
Non performing assets to total assets	0.7%	0.7%	0.8%	0.8%	0.8%
Allowance for losses to non performing loans (1)	151.0%	146.2%	149.1%	120.3%	115.4%

Equity to average assets (leverage ratio)	9.7%	9.6%	10.2%	10.5%	10.6%
Tier One capital to risk-adjusted assets	13.6%	13.8%	14.7%	14.6%	14.6%
Total capital to risk-adjusted assets	14.8%	15.0%	16.0%	15.8%	15.9%

(1) Includes allowance for loan losses and allowance for losses - unfunded commitments